Filed pursuant to Rule 433 Registration Statement No. 333-137902 Dated July 7, 2008

INVESCO POWERSHARES AND DEUTSCHE BANK RENAME 11 LONG AND SHORT EXCHANGE TRADED COMMODITY PRODUCTS

NEW YORK & CHICAGO – July 7, 2008 –Invesco PowerShares and Deutsche Bank announced today that they have renamed 11 recently-listed long and short Agriculture, Gold, and Commodity exchange traded notes (ETNs) linked to variations of the Deutsche Bank Liquid Commodity Index. The renaming is part of the expanded marketing agreement the companies announced on May 14th of this year.

DB Agriculture ETNs are now known as:
PowerShares DB Agriculture Double Short ETN	(NYSE Arca: AGA)
PowerShares DB Agriculture Double Long ETN	(NYSE Arca: DAG)
PowerShares DB Agriculture Short ETN	(NYSE Arca: ADZ)
PowerShares DB Agriculture Long ETN	(NYSE Arca: AGF)

DB Gold ETNs are now known as:
PowerShares DB Gold Double Short ETN	(NYSE Arca: DZZ)
PowerShares DB Gold Double Long ETN	(NYSE Arca: DGP)
PowerShares DB Gold Short ETN	(NYSE Arca: DGZ)

DB Commodity ETNs are now known as:
PowerShares DB Commodity Double Short ETN	(NYSE Arca: DEE)
PowerShares DB Commodity Double Long ETN	(NYSE Arca: DYY)
PowerShares DB Commodity Short ETN	(NYSE Arca: DDP)
PowerShares DB Commodity Long ETN	(NYSE Arca: DPU)

The tickers, CUSIP Numbers, and ISINs for the above ETNs have not changed.

For further information, please call:

Renee Calabro, Deutsche Bank
(212) 250-5525
renee.calabro@db.com

Kristin Sadlon, Porter Novelli
(212) 601-8192
kristin.sadlon@porternovelli.com

About Deutsche Bank

Deutsche Bank is a leading global investment bank with a strong and profitable private clients franchise. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With 78,275 employees in 76 countries, Deutsche Bank offers unparalleled financial services throughout the world. The bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.
www.db.com

About Invesco PowerShares Capital Management LLC

Invesco PowerShares is leading the intelligent ETF revolution through its family of more than 100 domestic, international and active exchange-traded funds. With assets under management as of April 30, 2008 of $13.86 billion, PowerShares ETFs trade on all of the major U.S. stock exchanges that trade ETFs. For more information, please visit us at www.invescopowershares.com.

Invesco PowerShares is a wholly owned subsidiary of Invesco Ltd., a leading independent global investment management firm dedicated to helping people worldwide build their financial security. By delivering the combined power of its distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high-net-worth clients around the world. Operating in 20 countries, the company is currently listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplements) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplements in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and pricing supplements if you so request by calling toll-free 1-877-369-4617.

The ETNs carry certain risks including, but not limited to, exposure to the performance of specific commodity futures prices, the risk of loss of investment and for those ETNs offering leveraged exposure, the effect of leverage on any adverse performance. The ETNs are subject to an investor fee and are not individually redeemable. You must irrevocably offer at least 200,000 ETNs (or an integral multiple of 50,000 ETNs in excess thereof) from a single offering to Deutsche Bank for repurchase.